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                                                                   Exhibit 99.1

                   Nutmeg Federal Savings & Loan Association

                             301 Main Street

                        Danbury, Connecticut 06810

          2000 SPECIAL MEETING OF SHAREHOLDERS--OCTOBER 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholder of Nutmeg Federal Savings and Loan Association
hereby appoints     Alan Dinho and Orlando Monteiro, or either of them, with
full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of shareholders to be held at 6:00 p.m. local time, on October 18, 2000, at the main office of Nutmeg, 301 Main Street, Danbury, Connecticut, 06810, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

   This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: (1) TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 30, 2000, BETWEEN AND AMONG NEWMIL BANCORP, INC., ITS WHOLLY-OWNED SUBSIDIARY NEW MILFORD SAVINGS BANK, AND NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION, PURSUANT TO WHICH NUTMEG WILL BE ACQUIRED BY NEWMIL AND MERGED INTO NEW MILFORD SAVINGS BANK, AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER; AND (2) ANY OTHER BUSINESS IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE NUTMEG BOARD OF DIRECTORS. The undersigned may revoke this proxy at any time before it is voted by (i) delivering to Frank P. Molinaro, Corporate Secretary of Nutmeg a written notice of revocation before the special meeting,
(ii) delivering to Nutmeg a duly executed proxy bearing a later date before the special meting, or (iii) by attending the special meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of a Notice of a Special Meeting of Nutmeg and the joint proxy statement/prospectus of NewMil and Nutmeg dated September 15, 2000.

   If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

  PROPOSAL 1: To approve and adopt the agreement and plan of merger, dated as of May 30, 2000 by and among NewMil Bancorp, Inc., its wholly-owned subsidiary New Milford Savings Bank and Nutmeg Federal Savings and Loan Association, pursuant to which Nutmeg will be acquired by NewMil and merged into New Milford Savings Bank, and the other transactions contemplated by the agreement and plan of merger; as described in the joint proxy statement/prospectus.

               [_] FOR          [_] AGAINST          [_] ABSTAIN

  PROPOSAL 2: The proxies are authorized to vote upon such other business as may properly come before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the agreement and plan of merger and the merger or otherwise.

               [_] FOR          [_] AGAINST          [_] ABSTAIN

               Date: ____________________

               __________________________
               Signature(s) of
               Shareholder(s) or
               Authorized
               Representative(s)

               Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all persons should sign.